Exhibit 99.1

NEWS RELEASE

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

IMMEDIATE RELEASE

Transcat Announces Management Changes

Michael J. Tschiderer, Chief Financial Officer, plans to retire in Fall of 2020

James M. Jenkins, J.D., to join as General Counsel and Vice President of Corporate Development

ROCHESTER, NY, July 29, 2020 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, announced leadership changes. Michael J. Tschiderer, Vice President of Finance and Chief Financial Officer, has announced his interest in retiring this Fall and will support the transition to a new CFO. The Company has initiated an executive search for his successor.

Commenting on his decision to retire, Mr. Tschiderer noted, “These have been exciting years of growth for Transcat and I have been honored to have been a part of the leadership team that has made that happen. In the last nearly five years, we have executed well on our strategy to develop our Services business with a focus on Life Sciences. During those years, we completed numerous acquisitions and grew nearly 40% while our market cap tripled as we increased institutional ownership and picked up the coverage of six research analysts. Looking forward, I have great confidence in Transcat’s future of continued growth and success.”

“Mike has been a vital member of the team and a respected leader whose insights and perspective helped shape our strategy,” said Lee D. Rudow, President and CEO. “I am grateful for his contributions since joining Transcat in 2015 and his flexibility in planning his retirement to provide adequate time to transition his responsibilities. We wish him well in his retirement.”

The Company also announced that James M. Jenkins, J.D., will join Transcat as General Counsel and Vice President of Corporate Development effective September 14, 2020. In addition to the responsibilities of corporate counsel, Mr. Jenkins will lead the acquisition strategy for Transcat to grow both core and ancillary businesses.

Mr. Rudow added, “Jim’s deep expertise and growth mindset, paired with his extensive experience working as Transcat’s outside counsel, make him the ideal choice to lead our acquisitive growth initiatives. With Jim on board, we expect that we can accelerate our efforts to further our market penetration in the regulated calibration industry.”

Mr. Jenkins is a partner with Harter Secrest & Emery LLP. He heads their Securities practice area, and is Partner in Charge of the firm’s New York City office. He has represented a broad variety of clients in corporate governance, mergers and acquisitions, and general corporate law and securities law matters, and has served as Transcat’s outside general counsel since 2001. He is recognized as one of the top corporate and mergers and acquisitions attorneys by Chambers USA (2015-2020). Mr. Jenkins is a member of the board of directors for Lakeland Industries, Inc. (Nasdaq: LAKE). A graduate of the Virginia Military Institute, summa cum laude, and Valedictorian of his class, he obtained his juris doctorate from the West Virginia University College of Law.

Transcat Announces Management Changes
July 29, 2020

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device and other FDA-regulated businesses; as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada, and services at 20 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage the complementary nature of its two operating segments, its comprehensive service capabilities, strong brand, enhanced e-commerce capabilities and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words. All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the Company’s response to the coronavirus (COVID-19) pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information, contact:

Michael J. Tschiderer	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
585-563-5766	716-843-3908
mtschiderer@transcat.com	dpawlowski@keiadvisors.com

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